UNITED STATES
               SECURITIES AND EXCHANGE COMMISSION
                     WASHINGTON, D.C. 20549

                            FORM 8-K

                         CURRENT REPORT

             PURSUANT TO SECTION 13 OR 15(d) OF THE
                 SECURITIES EXCHANGE ACT OF 1934

                DATE OF REPORT: December 20, 2000

                (Date of Earliest Event Reported)

               THE CYBER GROUP NETWORK CORPORATION
     (Exact Name of Registrant as Specified in its Charter)


                      A NEVADA CORPORATION
 (State or Other Jurisdiction of Incorporation or Organization)



           000-28153                        458-7840-2
   (Commission File Number)      (I.R.S. Employer Identification
                                               No.)


    720 East Carnegie Drive
           Suite 200
       San Bernadino, CA                      92408
(Address of Principal Executive             (Zip Code)
            Offices)

                         (909) 890-9769
      (Registrant's Telephone Number, Including Area Code)


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ITEM 2.  ACQUISITION OR DISPOSITION OF ASSETS.


     The Cyber Group Network Corp. ("Cyber Group" or the
"Company") is in the business of developing electronic security
Programs.

     In seeking to expand the scope of its operation, on November 30, 2000, for the sum of $250,000.00, the Company's subsidiary, CGN Acquisitions Corporation ("Cyber Acquisition") into an agreement with Adaptive Systems Inc. ("Adaptive") to acquire the rights to a device, and accompanying software (the "E-Snitch Device"), which, when installed in a host computer, will:

          (a) sound an alarm or generate a location detection signal to facilitate retrieval of the host if it is stolen or misplaced; and which

          (b) will also prevent data from the host from being misappropriated in other situations as well.

     In addition, on November 30,2000, Cyber Acquisition entered into a contract (the "Licensing Agreement") with Sternco Inc., a Nevada corporation ("Sternco"), to acquire the right, in perpetuity, for $100,000.00 to implement, use, and modify and improve upon, a unique business plan and Program (the "Community Banking Program") developed by Sternco and its founder, James Stern, to engage in the business of the promotion, advertising, merchandising, and the distribution of Debit Cards which a broad group of persons or entities could, in effect, use to conduct banking transactions, which many of said persons or entities, without access to, and use of, said Debit Cards, would be unable to do, together with a covenant from Sternco and Mr. Stern not to sue Cyber Acquisition or its successors or assigns over the use, or any modification or improvement, of the Community Banking Program. However, Sternco and Mr. Stern will retain the right to use the Community Banking Program themselves, in possible competition with Cyber Acquisition, or its successors or assigns

     To fund the acquisition of the Community Banking Program and the E-Snitch Device, on December 4, 2000, Cyber Acquisition issued its 8% Series A $1,000,000.00 Senior Subordinated Convertible Redeemable Debenture due October 10, 2002 (the "2217 Acquisition Debenture"), together with underlying shares of Cyber Acquisition's Class A Common Stock, Par Value $0.001, into which the Cyber Acquisition Debenture may convertible from time to time. After deducting the expenses of the investment, including projected interest payments, the net proceeds to be received by Cyber Acquisition aggregated approximately $795,000.00.

     Following the acquisition of the Community Banking Program and the E-Snitch Device by Cyber Acquisition, on December 20,
2000, Cyber Acquisition was merged into the Company. Pursuant to the Merger, and by operation of law, the rights


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and obligations
of Cyber Acquisition with respect to all entities would enure to the benefit of and be binding upon Cyber Acquisition. Consequently, or as a result of the Merger,

          (a) the rights and obligations of Cyber Acquisition with respect to the Community Banking Program and the E-
     Snitch Device will enure to the benefit of and be binding upon the Company; and

          (b) the Cyber Acquisition Debenture, together with the underlying shares of Cyber Acquisition's common stock, Par Value $0.001 per share, into which the Cyber Acquisition Debenture was convertible from time to time, was converted into an identical Cyber Group debenture (the "Cyber Group Debenture"), together with shares of underlying common stock, Par Value $0.001 per share, of Cyber Group into which the new Cyber Group Debenture may be converted.

     As is the case when any Convertible Debenture is issued, it can be anticipated that the holder thereof will seek repayment via a conversion of debt to equity, and that, accordingly, most of the debt evidenced by the Debenture will be converted into shares of Cyber Group, a substantial amount which will then be sold in the open market. This could have a depressing effect on the price of shares of the Company.

     Following, and as a result of the Merger, there were no changes in the shareholdings of the Officers and Directors of the Company.


ITEM 7. EXHIBITS

     (c) Exhibits:

Exhibit No.                        Item

        2. Plan of Merger between Cyber Acquisition Inc., and The Cyber Group Network Corp.

                           SIGNATURES



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     Pursuant to the requirements of the Securities Exchange Act of 1934, this report has been signed below by the following persons in behalf of the Registrant and in the capacities and on the dates indicated.


By: /s/ Thomas Hobson                   Dated:1/9/01
  Thomas Hobson, President and Director


By: /s/ Leah Cunningham                 Dated:1/9/01
  Leah Cunningham, Secretary and Director


By: /s/ Anthony Miller                  Dated:1/9/01
  Anthony Miller, Director


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